EXHIBIT 99.1

ENDRA Life Sciences Reports Fourth Quarter and Full-Year 2024 Financial Results and Provides a Business Update

ANN ARBOR, Mich. (March 31, 2025) – ENDRA Life Sciences Inc. (NASDAQ: NDRA), a pioneer of Thermo-Acoustic Enhanced UltraSound (TAEUS®), today reported financial results for the fourth quarter and full-year ended December 31, 2024, and provided a business update.

Business Update

ENDRA made significant progress against many of the new initiatives discussed during the Company’s August 22, 2024, conference call to advance its TAEUS Liver device along the development and regulatory process. In addition, ENDRA separately announced today a revamped strategy for TAEUS as a biomarker solution for the early detection and management of metabolic diseases in patients being treated with glucagon-like peptide-1 (GLP-1) drugs. ENDRA’s progress against the key initiatives is summarized below.

•	Prioritization to advance TAEUS Liver along the FDA regulatory process. In the fourth quarter of 2024, the Company re-focused its resources to refine and advance its TAEUS Liver device on its regulatory path. This included obtaining the necessary baseline data from subjects across a range of steatotic liver disease states in order to optimize the TAEUS Liver design and be in a position to commence the pivotal clinical trial necessary for a De Novo submission to the U.S. Food and Drug Administration (FDA). As part of the process, TAEUS continues to undergo further development, with enhancements to its hardware and software configurations to improve both accuracy and usability.

•	Acceleration of TAEUS scans at evaluation sites. In October 2024, ENDRA signed and activated two new sites, The Ludwig Maximilian University of Munich (LMU) and ENDRA’s onsite clinical facility in Ann Arbor, to conduct a multisite pilot study to assess TAEUS’ liver fat measurement capabilities against the gold standard MRI-PDFF test. To date, these sites have acquired TAEUS scan data from more than 110 subjects, which are being assessed against the corresponding MRI-PDFF results. These new data cover a wider range of steatotic liver disease states than previous TAEUS studies, with approximately 20% of the newly acquired data from subjects with moderate and severe steatosis, known as S2 and S3, respectively. The additional data are a foundational element for the TAEUS Liver’s regulatory, clinical and commercial success. They provide important feedback to optimize product design for accuracy and repeatability, as well as the pivotal clinical trial design to position the TAEUS Liver for a successful De Novo submission. As more data are expected over the next few months, the technical team has begun analyzing this wider range of data and optimizing the TAEUS Liver’s design. Upon approval of ENDRA’s planned De Novo submission, the data are also expected to support commercialization efforts for the TAEUS Liver device.

•	Revised regulatory strategy for De Novo submission for TAEUS Liver device. The Company made several significant changes to its regulatory strategy regarding the approach to its planned De Novo filing with the FDA. ENDRA intends to conduct a hypothesis-driven, statistically powered prospective clinical trial as opposed to prior plans to use retrospective data. In addition, the pivotal trial is expected to be a multicenter study enrolling approximately 250 subjects. The final trial design and sample size will be vetted with the FDA prior to initiation, which will be invaluable in achieving the statistical power necessary for the De Novo submission and for publications in peer-reviewed journals. This pre-submission engagement with the FDA is intended to attain alignment on study details, including design, site selection, sample size, hypothesis, secondary endpoints and statistical analyses prior to data collection.

•	Implemented cost reductions without impacting TAEUS development. During the second half of 2024, the Company implemented significant reductions in its operating expenses. These initiatives did not significantly impact TAEUS’ primary deliverables. Due to these activities, ENDRA’s cash used for operations was on average $0.5 million per month in the fourth quarter of 2024, a significant decrease compared with $0.8 million per month for all of 2023. In the first quarter of 2025, the Company further reduced expenses, and expects the cash used in operations to average approximately $0.35 million per month for the second and third quarters of 2025.

•	New operating team. Since late in the third quarter of 2024, the new ENDRA operating team has made strong progress on the Company’s key initiatives discussed in August 2024, including:

o	Focused the business on the single most important deliverable – a new multicenter clinical study to support the planned De Novo submission for the TAEUS Liver device;
o	Defined ENDRA’s new mission, multi-generational product strategy and business model;
o	Defined the new go-to-market strategy for the TAEUS Liver device;
o	Defined and executed a business optimization, which yielded a significant reduction in monthly cash burn; and
o	Defined and executed a more cohesive FDA De Novo strategy centered around a multicenter clinical study to validate and improve TAEUS’ performance prior to commencing the De Novo pivotal study.

Fourth Quarter Financial Results

ENDRA continues to make strong progress in reducing its cash burn. In the fourth quarter of 2024, cash used in operations declined to $1.5 million, a major improvement from $2.2 million in the fourth quarter of 2023.

Operating expenses in the fourth quarter of 2024 rose to $4.3 million, compared with $1.5 million in the same period last year. As a result, the net loss for the fourth quarter of 2024 was $4.2 million, compared with $1.5 million in the fourth quarter of 2023. This increase was due to one-time non-cash items, including:

•	A $2.3 million non-cash inventory valuation charge in the fourth quarter of 2024, reflecting the Company’s strategic shift to align the TAEUS Liver device with larger market opportunities; and

•	A $1.0 million non-cash gain in the fourth quarter of 2023 for reversing accrued management bonuses for 2023, which were not paid and had the effect of making the fourth quarter of 2023 look artificially low.

When excluding these non-cash items, representing a total swing of $3.3 million, the Company’s underlying financial performance improved significantly over the previous year, due to aggressive cost-cutting measures implemented in the second half of 2024.

Full-Year 2024 Financial Results

For the 2024 full year, the Company significantly reduced its cash burn with cash used in operations declining to $7.4 million from $9.5 million in 2023.

Total operating expenses in 2024 were $10.8 million, slightly higher than $10.5 million in 2023, due to the previously mentioned $2.3 million inventory valuation charge.

The Company reported a net loss of $11.5 million for 2024, compared with a net loss of $10.1 million in 2023. This increase was primarily due to the $2.3 million non-cash inventory valuation charge in 2024 and an additional $0.8 million non-cash warrant charge in 2024. When excluding these one-time, non-cash items, representing a total of $3.1 million, the Company’s financial performance experienced notable improvement, highlighting the impact of cost-cutting measures implemented in the second half of 2024.

As of December 31, 2024, the Company had $3.2 million in cash and cash equivalents.

About ENDRA Life Sciences Inc.

ENDRA Life Sciences is the pioneer of Thermo-Acoustic Enhanced UltraSound (TAEUS®), a ground-breaking technology being developed to assess tissue fat content and monitor tissue ablation during minimally invasive procedures, at the point of patient care. TAEUS® is focused on the measurement of fat in the liver as a means to assess and monitor steatotic liver disease and metabolic dysfunction-associated steatohepatitis, chronic liver conditions that affect over two billion people globally, and for which there are no practical diagnostic tools. For more information, please visitwww.endrainc.com.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of terms such as “approximate,” “anticipate,” “attempt,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “hope,” “intend,” “may,” “plan,” “possible,” “potential,” “project,” “seek,” “should,” “will,” “would,” or other comparable terms (including the negative of any of the foregoing), although some forward-looking statements are expressed differently. Examples of forward-looking statements for ENDRA include, among others: expectations with respect to FDA requirements regarding its clinical trials and De Novo submission for its TAEUS liver device; estimates of the timing of future events and anticipated results of its development efforts, including the timing of submission for and receipt of required regulatory approvals and product launches and sales; statements relating to future financial position and projected costs and revenue; expectations concerning ENDRA’s business strategy; and statements regarding ENDRA’s ability to find and maintain development partners. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements as a result of various factors including, among others: the ability to raise additional capital in order to continue as a going concern; the ability to obtain FDA and other regulatory approvals necessary to sell ENDRA medical devices in certain markets in a timely manner, or at all; the ability to develop a commercially feasible technology and its dependence on third parties to design and manufacture its products; ENDRA’s ability to maintain compliance with Nasdaq listing standards and remain listed on a securities exchange; ENDRA’s dependence on its senior management team; market acceptance of ENDRA’s technology and the amount and nature of competition in its industry; ENDRA’s ability to protect its intellectual property; and the other risks and uncertainties described in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the company’s most recent Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this press release speak only as of the date of issuance, and ENDRA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Company Contact:

Investor relations

investors@endrainc.com

www.endrainc.com

Investor Relations Contact:

Yvonne Briggs

Alliance Advisors IR

(310) 691-7100

ybriggs@allianceadvisors.com

[Financial Tables Follow]

ENDRA Life Sciences Inc.

Consolidated Balance Sheets

	December 31,	December 31,
Assets	2024	2023
Current Assets
Cash	$3,229,480	$2,833,907
Prepaid expenses	204,185	198,905
Total Current Assets	3,433,665	3,032,812
Non-Current Assets
Inventory	-	2,622,865
Fixed assets, net	69,281	111,782
Right of use assets	578,013	354,091
Prepaid expenses, long term	365,417	626,610
Other assets	5,986	5,986
Total Assets	$4,452,362	$6,754,146

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$508,293	$700,754
Lease liabilities, current portion	96,937	173,857
Loans	-	28,484
Total Current Liabilities	605,230	903,095

Long Term Debt
Loans, long term	-	-
Lease liabilities	487,482	192,062
Warrant Liability	799,284	-
Total Long Term Debt	1,286,766	192,062

Total Liabilities	1,891,996	1,095,157

Stockholders’ Equity
Series A Convertible Preferred Stock, $0.0001 par value; 10,000 shares authorized; 17.488 and 141.397 shares issued and outstanding, respectively	-	1
Series B Convertible Preferred Stock, $0.0001 par value; 1,000 shares authorized; no shares issued and outstanding	-	-
Series C Convertible Preferred Stock, $0.0001 par value; 100,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 20,000,000 shares authorized; 536,908 and 5,937 Shares issued and outstanding, respectively	53	1
Additional paid in capital	105,998,412	97,583,906
Stock payable	-	5,233
Accumulated deficit	(103,438,099)	(91,930,152)
Total Stockholders’ Equity	2,560,366	5,658,989
Total Liabilities and Stockholders’ Equity	$4,452,362	$6,754,146

ENDRA Life Sciences Inc.

Consolidated Statements of Operations

	Year Ended	Year Ended
	December 31,	December 31,
	2024	2023
Operating Expenses
Research and development	$3,190,293	$5,003,695
Sales and marketing	571,040	820,554
General and administrative	7,055,814	4,696,486
Total operating expenses	10,817,147	10,520,735

Operating loss	(10,817,147)	(10,520,735)

Other (expenses) income
Other income	108,484	460,485
Warrant expense	(7,323,685)	-
Changes in fair value of warrant liability	3,447,737	-
Gain on settlement of warrant exercise	3,076,664	-
Total other expenses	(690,800)	460,485

Loss from operations before income taxes	(11,507,947)	(10,060,250)

Provision for income taxes	-	-

Net Loss	$(11,507,947)	$(10,060,250)

Net loss per share – basic and diluted	$(56.94)	$(2,766.85)

Weighted average common shares – basic and diluted	202,106	3,636

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